Exhibit 99.1

BioTime Forms New Subsidiary, OrthoCyte Corporation, to Develop Treatments for Orthopedic Conditions Using Stem Cell Technology

Arnold I. Caplan Ph.D., Founder of Osiris Therapeutics, Inc. Appointed Chief Scientific Officer

ALAMEDA, Calif.--(BUSINESS WIRE)--June 10, 2010--BioTime, Inc. (NYSE Amex: BTIM) announced today that it has organized a new subsidiary, OrthoCyte Corporation, for the purpose of developing novel therapeutics based on stem cell technology for the treatment of injuries and disorders affecting the musculoskeletal system, including therapeutics that would regenerate bone, cartilage, tendons and ligaments. BioTime will transfer certain patents and license certain technology to OrthoCyte for use in the field of orthopedic therapies.

Arnold I. Caplan, Ph.D., Professor of Biology and General Medical Sciences and director of the Skeletal Research Center at Case Western Reserve University, will be OrthoCyte’s Chief Scientific Officer as a part-time employee while maintaining his faculty position. Dr. Caplan is an internationally renowned scholar in the field of musculoskeletal and skin development research. Dr. Caplan has authored more than 350 published papers and manuscripts relating to the development, maturation and aging of cartilage, bone, skin, other connective tissues, and mesenchymal stem cells. Dr. Caplan previously founded Osiris Therapeutics, Inc., a public company focused on adult mesenchymal stem cell technology.

“I am hugely interested in working to further advance the sophistication of the field of regenerative medicine where it is now possible to parse with greater purity the diverse embryonic progenitors to the musculo-skeletal system,” said Dr. Caplan. “The isolation of precise embryonic progenitors to clinically-important tissues finally opens the door to the development of a wide array of powerful new cell-based therapies and tissue engineering for degenerative diseases such as osteoarthritis. I look forward to working with BioTime to speed these potential therapeutics toward clinical use.”

“A wide array of novel and potentially valuable therapies have been made possible by the development of human embryonic stem cell technology,” said Michael West, Ph.D., BioTime’s CEO. “The formation of OrthoCyte is another step in BioTime’s long-term strategy to create value for our shareholders by forming subsidiaries focused on specific therapeutic applications of our technology. We previously organized OncoCyte Corporation to develop products for the treatment of cancer, and Embryome Sciences, Inc., to develop and market products for stem cell research purposes. Similarly, our formation of BioTime Asia, Limited, and our acquisition of ES Cell International Pte Ltd offer the possibility of accelerating the commercialization of diverse therapeutic and research applications of stem cells in the People’s Republic of China and other countries in Asia. Dr. Caplan is a true luminary in stem cell-based therapies for orthopedic disorders. With his involvement, we plan to institute an aggressive collaborative program of product development.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer. BioTime also plans to develop therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer through its subsidiary BioTime Asia, Limited. Our Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, being one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of good manufacturing practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com